Pricing
Supplement No. 10                                   Filing under Rule 424(b)(3)
Dated:  November 25, 1996                 Registration Statement Nos. 33-52555
                                                                  and 33-51036


(To Prospectus dated March 18, 1994,
and Prospectus Supplement dated March 25, 1994)

CUSIP No. 44615QAR8


                                  $250,000,000

                       HUNTINGTON BANCSHARES INCORPORATED

                           MEDIUM-TERM NOTES, SERIES A

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


Principal amount:  $35,000,000                                            Floating Rate Notes:
Interest Rate (if fixed rate):  6.10%                                        Interest Rate Basis: N/A
Stated Maturity:  NOVEMBER 29, 1999                                          Index Maturity:  N/A
Minimum denominations:  $100,000                                             Spread:  N/A
Issue price (as a percentage of                                              Spread Multiplier:  N/A
  principal amount):  A/S                                                    Maximum Rate:  N/A
Selling Agent's commission (%):  0.108%                                      Minimum Rate:  N/A
Purchasing Agent's discount                                                  Initial Interest Rate:  N/A
  or commission (%):  N/A                                                    Interest Reset Date(s): N/A
Net proceeds to the Company:   $34,962,200                                   Interest Reset Period: N/A
Settlement date (original issue date):  NOVEMBER 29, 1996                    Interest Determination Date(s):  N/A
Redemption Commencement Date (if any):  N/A                                  Calculation Date(s):  N/A
Initial Redemption Percentage (if any):  N/A                              Interest Payment Date(s): MAY 29 AND
Annual Percentage Redemption                                                 NOVEMBER 29; PROVIDED, THAT IF SUCH
  Reduction (if any):  N/A                                                   DAY IS NOT A MARKET DAY, PAYMENT
Repayment Date (if any):  N/A                                                WILL BE MADE ON THE NEXT SUCCEEDING
Initial Repayment Percentage (if any):  N/A                                  MARKET DAY UNLESS SUCH DAY FALLS IN
Annual Repayment Percentage                                                  THE NEXT CALENDAR MONTH IN WHICH
  Reduction (if any):  N/A                                                   CASE PAYMENT WILL BE MADE ON THE
                                                                             FIRST PRECEDING DAY THAT IS A MARKET
                                                                             DAY, WITH THE SAME FORCE AND EFFECT
                                                                             AS IF MADE ON MAY 29 OR
                                                                             NOVEMBER 29, AS THE CASE MAY BE
                                                                          Interest Payment Periods(s): SEMI-ANNUAL
                                                                          Regular Record Date(s): 15 CALENDAR DAYS
                                                                             PRIOR TO INTEREST PAYMENT DATE
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         Additional terms:  NONE.

         As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $250,000,000.

         "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

                               GOLDMAN SACHS & CO.